                                                Exhibit E.1.


                               1997
                    Report on NEES Money Pool
                             ($000's)

                              Avg.    Max.    Min.    Investment
Company                      Invest. Invest. Invest.  at 12/31/97
-------                      ------- ------- -------  -----------

NEES (Trust)                          $10,166           $2,565        $  325         $  925

Massachusetts Electric Co.                 30            3,475           -0-            -0-

New England Power Co.                     -0-              -0-           -0-            -0-

The Narragansett Electric Co.             451            7,750           -0-            -0-

Granite State Electric Co.                -0-              -0-           -0-            -0-

Nantucket Electric Co.                    455            7,775           -0-            -0-

New England Power Service Co.           6,779           16,500           -0-          9,500

New England Electric Transmission         -0-              -0-           -0-            -0-
   Corporation

New England Energy Incorporated         3,957           11,950           175          2,750

New England Hydro-Transmission          4,697            8,400         1,625          2,750
   Electric Company (NEHTEC)

New England Hydro-Transmission          1,573            4,700           300          1,375
   Corporation (NEHTC)

Narragansett Energy Resources             837            1,700           375          1,550
   Company (NERC)
